EXHIBIT 21


                           LIST OF SUBSIDIARIES




     The Partnership was a general partner in Westdale Associates, an Illinois general partnership which held title to the Westdale Mall Shopping Center. Reference is made to the Notes to Consolidated Financial Statements filed with this annual report for a summary description of the terms of certain of such partnership agreements. The Partnership's interest in the foregoing joint venture partnership, and the results of their operations are included in the consolidated financial statements of the Partnership filed with this annual report.